EXHIBIT 23.2

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


   We hereby consent to the use in the Prospectus constituting part of Amendment No. 4 to the Registration Statement on Form S-1 of our report dated February 2, 1996, except as to Note 13 which is as of April 26, 1996, relating to the financial statements of The Vincam Group, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included the schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Miami, Florida
May 8, 1996